Exhibit 10.1

HYSTER-YALE MATERIALS HANDLING, INC. AND SUBSIDIARIES
Director Fee Policy (Amended Effective as of May 1, 2020)

This Director fee policy shall apply to each Director of Hyster-Yale Materials Handling, Inc. (Hyster-Yale) or one of its subsidiaries, other than (i) Directors who are full-time employees of Hyster-Yale or one of its subsidiaries or (ii) Directors who have entered into separate written fee agreements authorized by the Board of Directors and executed by an authorized officer of Hyster-Yale or one of its subsidiaries.

Each Director of Hyster-Yale will receive an annual retainer, of $184,000, payable quarterly in arrears. Each quarterly payment shall consist of $15,000 in cash and $31,000 worth of Hyster-Yale Class A Common Stock, transfer of which is restricted pursuant to the terms of the Hyster-Yale Non-Employee Directors’ Equity Compensation Plan.

Each Director of Hyster-Yale Group, Inc. who is not a Director of Hyster-Yale will receive an annual retainer of $20,000, payable in cash quarterly in arrears in installments of $5,000.

Each Chairman of a Committee of the Hyster-Yale Board of Directors will receive an additional annual Committee Chairman’s fee of $10,000, payable in cash quarterly in arrears in installments of $2,500; provided, however, that the Chairman of the Audit Review Committee will receive an annual Committee Chairman’s fee of $15,000, payable in cash quarterly in arrears in installments of $3,750. 100% of all fees paid for service as Chairman of a Committee is attributable to services for Hyster-Yale Group, Inc. and its subsidiaries.

Each member of a Committee (other than the Executive Committee) of the Hyster-Yale Board of Directors, including Committee Chairmen, will receive an additional annual Committee member’s fee of $7,000 for each Committee on which such Director serves, payable in cash quarterly in arrears in installments of $1,750. 100% of all fees paid for service as a member of a Committee is attributable to services for Hyster-Yale Group, Inc. and its subsidiaries.

Each Director of Hyster-Yale or a Hyster-Yale subsidiary will be paid a meeting fee of (a) $1,000 for each Hyster-Yale or subsidiary Board meeting attended, provided that no Director shall be paid for attendance at more than one Board meeting on any single day, and (b) $1,000 for each Committee meeting attended. In the case of either joint meeting or joint committee meetings, the fees associated with that meeting will be allocated among the companies that actually met.

Notwithstanding anything in this policy to the contrary, in connection with other global cost containment actions taken by the Company and effective for meetings after May 1, 2020, the annual retainer and all Committee fees payable to the Directors under this Director fee policy will be reduced by 10%.

This amended policy is effective as of May 1, 2020.

Director Fee Policy
(Effective As of May 1, 2020)